                                                                    EXHIBIT 11.1

SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(000'S EXCEPT PER SHARE DATA)

                                                      THREE MONTHS
                                                     ENDED MARCH 31,                 YEAR ENDED
                                                     ---------------         ----------------------------
                                                      2001     2000            2000     1999       1998
                                                     -------  ------         -------   -------   --------
Net income                                           $ 3,013  $1,212         $ 5,626   $(7,092)  $(21,821)
Less preferred stock dividends                            --    (525)         (2,100)   (1,606)        --
                                                     -------  ------         -------   -------   --------
Income available to common stockholders - basic      $ 3,013  $  687         $ 3,526   $(8,698)  $(21,821)
                                                     =======  ======         =======   =======   ========
   Plus preferred stock dividends                         --      --           2,100        --         --
                                                     -------  ------         -------   -------   --------

Income available to common stockholders - diluted    $ 3,013  $  687         $ 5,626   $(8,698)  $(21,821)
                                                     =======  ======         =======   =======   ========

Basic weighted average shares outstanding             10,008   7,342           6,851     8,032      8,057
Common equivalent shares:
   Dilutive stock options                                 71      10               6        --         --
   Dilutive warrants                                      83      --              --        --         --
   Convertible preferred stock                            --      --           4,286        --         --
                                                     -------  ------         -------   -------   --------

Diluted weighted average shares outstanding           10,162   7,352          11,143     8,032      8,057
                                                     =======  ======         =======   =======   ========

Basic earnings (loss) per share                      $  0.30  $ 0.09         $  0.51   $ (1.08)  $  (2.71)
                                                     =======  ======         =======   =======   ========

Diluted earnings (loss) per share                    $  0.30  $ 0.09         $  0.50   $ (1.08)  $  (2.71)
                                                     =======  ======         =======   =======   ========
